Exhibit 10.5

CONSULTANCY AGREEMENT
This Consultancy Agreement (the “Agreement’) is made and entered into, effective on July 1st, 2016 (the “Effective Date”) by and between ESTABLISHMENT LABS HOLDINGS INC. a company organized and existing in accordance to the laws of the British Virgin Islands, corporate identification number 1794254, represented by Juan José Chacón (the “Company”) and Salvador Dada Santos, of legal age, with domicile in Heredia, Costa Rica, (the “Consultant”).
WHEREAS:
A.    The Consultant has the technical expertise and experience to assist the Company; and,
B.    The Consultant is offering his services as a consultant to the Company; and,

C.	The Company desires to retain the Consultant as an independent consultant and acquire his services for the Company by entering into this written Agreement.
NOW, THEREFORE, in consideration of the premises and promises, warranties and representations herein contained, it is agreed as follows:
1.    DUTIES. A description of the Consultant’s services are attached hereto as Exhibit A and incorporated by reference herein. Juan Jose Chacon, the Company’s CEO, will direct the Consultant’s activities. The Company hereby engages the Consultant and the Consultant hereby accepts engagement as a consultant, starting the provision of the services on June 1st, 2016. It is understood and agreed, and it is the express intention of the parties to this Agreement, that the Consultant is an independent contractor, and not an employee or agent of the Company for any purpose whatsoever. Consultant shall perform all duties and obligations necessary under the Company’s guidance and supervision. The Consultant agrees to be available at such times as may be scheduled by the Company. The Consultant agrees to promptly perform all services required of the Consultant hereunder in an efficient, professional, trustworthy and businesslike manner.
2.    GEOGRAPHIC RESPONSIBILITY: Worldwide.
3.    CONSULTING COMPENSATION:
(a)    Base Compensation. The Consultant shall be paid a consulting fee of USD$12,384.62 (twelve thousand three hundred eighty four US dollars and sixty two) per month. Payment of all work agreed to by the Company will be paid within the first two working days of every month. Additionally, the Consultant shall receive one yearly payments of USD$12,384.62 (twelve thousand three hundred eighty four US dollars and sixty two), on the first two weeks of December.
(b)    Incentive Compensation. The Consultant shall also be afforded an additional annual incentive of $70,000.00 (seventy thousand US dollars), payable upon the achievement of certain individual targets and goals by the Consultant and certain financial, reimbursement and regulatory targets and product development milestones by the Company. Such targets and goals shall be established in writing by the Compensation Committee (and approved by the Board of Directors) within ninety

(90) days of the Commencement Date. The determination of whether such targets have been achieved shall be determined by the Chief Executive Officer and the Board of Director in their sole discretion.
In the event that the Consultant is no longer engaged through the end of the applicable fiscal year, then the Consultant shall be entitled to a pro rata portion of such additional annual compensation equal to the number of months that the Consultant services the Company for the applicable fiscal year divided by twelve (12) months. Any additional annual compensation to which the consultant is entitled shall be paid within one hundred twenty (120) days of the end of the Company’s fiscal years during the Term.
(c)    REIMBURSEMENT FOR EXPENSES. The Consultant shall be entitled to reimbursement (upon presentation of satisfactory receipts) by the Company of all reasonable out-of-pocket costs and expenses incurred by the Consultant in connection with providing consulting services requested by the Company ONLY if they are pre-approved by the Company prior to incurring such expense.
(d)    Equity. Initial Stock. As soon as practical after the Commencement Date (the “Grant Date”), the Company shall grant to the Consultant restricted shares (the “Initial Stock”) 147,120 shares of common stock, of the Company (“Common Stock”). The Initial Stock shall be issued in accordance with, and subject to, the Company Equity Incentive Plan, as amended (the “Equity Incentive Plan”). In the event of a Change in Control during the vesting period, all of the Initial Stock shall immediately vest in full. The other terms and conditions for such grant shall be further described in the Stock Agreement to be entered into between the Company and the Consultant, in the form attached hereto as Exhibit B (the “Initial Stock Agreement”) and the Equity Incentive Plan.
(e)    For purposes of this Agreement, a “Change in Control” will be deemed to have occurred if any person, or group of persons acting together, acquires in any transaction or related series of transactions (i) all or substantially all of the assets of the Company; or (ii) a sufficient number of shares of voting securities of the Company to cause the person, or group of persons, to own beneficially, directly or indirectly, as of the time immediately after the transaction or series of transactions, fifty percent (50%) or more of the outstanding voting securities of the Company (other than as a result of (i) an acquisition of voting securities directly from the Company or (ii) an acquisition of voting securities by the Company which by reducing the voting securities outstanding increases the proportionate voting power represented by the voting securities owned by any such person or group of persons to 50% or more of the combined voting power of such voting securities), if such person, or group of persons, owned beneficially, directly and indirectly, less than fifty percent (50%) of such outstanding voting securities immediately preceding the transaction or series of transactions.
4.    CONFIDENTIALITY. The Company and Consultant have entered into a Confidentiality and Non Compete Agreement contemporaneously herewith and the terms of the Confidentiality and Non Compete Agreement are incorporated by reference herein.
5.    INDEPENDENT CONTRACTOR STATUS. The Consultant agrees to undertake his consulting duties in a professional, business-like and responsible manner. Consultant understands that since the Consultant is not an employee of the Company, the Company will not withhold income taxes or pay any employer-related or employee-related taxes on his behalf, nor will he receive any fringe benefits. The Consultant shall not have any authority to assume or create any obligations, express or implied, on behalf of the Company and shall have no authority to represent the Company as agent, employee or in any other capacity than as herein provided.
The Consultant does hereby indemnify and hold harmless the Company from and against any and all claims, liabilities, demands, losses or expenses incurred by the Company if the Consultant fails to pay any applicable income and/or employment taxes (including interest and/or penalties of whatever nature), in any amount, relating to the Consultant’s rendering of consulting services to the Company, including any attorney’s fees or costs to the prevailing party to enforce this indemnity.
6.    TERMINATION. This agreement shall be terminated in the event the Consultant stops working for at least one of the subsidiary companies of the Company. Should the Consultant default on the performance of this Agreement or materially breach any of its provisions, the Company may, in its sole discretion, terminate this Agreement upon written notice to the Consultant. If the Consultant should become unable to perform under this Agreement because of illness, incapacity or death, the Company’s obligations hereunder shall terminate. In the event that the Consultancy Agreement is terminated by the Company without Cause or by the Consultant for Good Reason, in exchange for a complete release of claims against the Company, the Company shall pay to the Consultant a pro-rata portion of any bonus accrued under Section 3(b) up to the Termination Date if the applicable goals and targets described in Section 3(b) are actually achieved by the Company, which portion shall be paid within ninety (90) days after the end of the applicable fiscal year.
7.    NO THIRD PARTY RIGHTS. The parties’ warrant and represent that they are authorized to enter into this Agreement and that no third parties, other than the parties hereto, have any interest in any of the claims released hereby.
8.    ABSENCE OF WARRANTIES AND REPRESENTATIONS. Each party hereto acknowledges that they have signed this Agreement without having relied upon or being induced by any agreement, warranty or representation of fact or opinion of any person not expressly set forth herein. All representations and warranties of either party contained herein shall survive its signing and delivery.
9.    ATTORNEY’S FEES. In the event of any controversy, claim or dispute between the parties hereto, arising out of or in any manner relating to this Agreement, including an attempt to rescind or set aside, the prevailing party in any action brought to settle such controversy, claim or dispute, shall be entitled to recover reasonable attorney’s fees and costs.
10.    ARBITRATION. Any and all disputes, claims, differences, disputes or controversies arising out of or in relation to any aspect of this Agreement, its business matter, performance, liquidation, interpretation, validity or any breach thereof, shall be resolved by arbitration in accordance with the bylaws of the International Center for Conciliation and Arbitration (“CICA”). The parties hereby agree to submit voluntarily and unconditionally to its rules and bylaws and claim knowledge thereof. The conflict shall be governed by the substantive laws of Costa Rica. The arbitration shall take place at the CICA in San José, Republic of Costa Rica. An arbitration tribunal of one arbitrator shall decide the matters subject to the arbitration procedure. The arbitrators shall be appointed as called for under articles 26 to 30, maybe as the case of Law on Alternative Resolution of Disputes, law No. 7727, if not appointed by one or more the parties on time they shall be appointed by CICA applying its rules.
11.    ENTIRE AGREEMENT & GOVERNING LAW. This Agreement sets forth the entire agreement and understanding between the Consultant and the Company, and supersedes all prior agreements, both written and oral, and understandings relating to the consultancy with the Company and the termination of such consultancy, and all prior agreements, whether written or oral, regarding the subject matter hereof are hereby superseded in their entirety, provided, however, that the Confidentiality and Non Compete Agreement executed by the Consultant, whether executed prior to or concurrent with this Agreement shall remain in full force after this Agreement is terminated. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same agreement. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the Republic of Costa Rica applicable to contracts entered into and performed in such country without regard to the choice of law provisions thereof.
12.    NOTICES. For all purposes of this Agreement, all communications, including, without limitation, notices, consents, request of approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof confirmed), or five business days after having been mailed to the United States by registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service such as Federal Express or UPS; addressed to the Company (to the attention of the Board of Directors of the Company) at its principal executive offices and to the Consultant at his principal residence as follows:

If to the COMPANY, to:	Establishment Labs S.A.,
Zona Franca Coyol, Edificio B15
Alajuela, Costa Rica
Fax: +(506) 24342400
Phone: +(506) 24342450

If to the CONSULTANT:

Mobile:
Or to such other address as any party may have furnished to the other in writing and in accordance herewith, including notices of changes of address.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first written above.

The Company	The Consultant
/s/ Juan Jose Chacon Quiros	/s/ Salvador Dada
ESTABLISHMENT LABS, HOLDINGS INC.	Salvador Dada Santos

EXHIBIT A
DUTIES OF THE CONSULTANT
The Consultant shall perform the following duties:

•	Performed any required task in relation to sales and marketing promotion for the subsidiary companies of the Company in the countries where it shall be required.

•	Assist the distributors of any of the subsidiary companies of the Company in the implementation of any control system or in the course of regular business.

•	Audit any aspect of the operations of any supplier, subcontractor, distributor or subsidiary of the Company or its subsidiaries.
All services shall be rendered abroad and shall exclude the operations of the Company or its subsidiaries in Costa Rica.